UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 14, 2017 (July 12, 2017)

AMC Networks Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-35106	27-5403694
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

11 Penn Plaza, New York, NY		10001
(Address of principal executive offices)		(Zip Code)
(212) 324-8500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06    Material Impairments
On July 12, 2017, AMC DMC Holdings B.V., a wholly owned subsidiary of AMC Networks Inc. (the “Company”), entered into a sale and purchase agreement with TVT Ltd. for the sale of Digital Media Centre B.V. (“AMCNI – DMC”), an Amsterdam-based subsidiary that provides broadcast services to AMC Networks International and other third parties. Subsequent to the sale, TVT Ltd. will continue to provide broadcast services to AMC Networks International.

As of June 30, 2017, the Company concluded that the criteria under generally accepted accounting principles for held for sale classification was met. Accordingly, the assets and liabilities of AMCNI – DMC will be presented as held for sale, at fair value less an amount of estimated sale costs, at June 30, 2017. The Company will recognize a pre-tax impairment charge of approximately $17 million in the second quarter of 2017. Additionally, the Company will recognize a pre-tax loss of approximately $12 million on the sale of AMCNI – DMC in the third quarter of 2017. The loss on sale may vary due to the finalization of certain purchase price adjustments.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMC Networks Inc.
Date:	July 14, 2017	By:	/s/ Sean S. Sullivan
Sean S. Sullivan
Executive Vice President and Chief Financial Officer